Exhibit 99.1

NEWS RELEASE

FOR IMMEDIATE RELEASE	CONTACT:	978-619-1300
Wednesday February 21, 2018		Michael T. Prior
Chief Executive Officer
Justin D. Benincasa
Chief Financial Officer

ATN Reports

Fourth Quarter and Full Year 2017 Results

Fourth Quarter Financial Highlights:

•                  Revenues: $107.7 million

•                  Adjusted EBITDA(1): $30.8 million

•                  Operating income of $41.5 million includes $32.6 million in net hurricane insurance recoveries

•                  Net income attributable to ATN stockholders: $43.5 million, or $2.71  per diluted share

•                  Cash flow from operating activities for full year 2017 was $145.7 million

Beverly, MA (February 21, 2018) — ATN (NASDAQ: ATNI) today reported results for the fourth quarter and year ended December 31, 2017. Unless otherwise indicated, the discussion of the Company’s results is in comparison to the same period in the prior year.

Business Review and Outlook

“Fourth quarter revenue performance was consistent with our expectations across all of our business units and represents a base to build upon in 2018,” said Michael Prior, Chief Executive Officer.” Those expectations included lower International Telecom segment revenue due to the tremendous damage caused by the two Category 5 hurricanes that hit the Virgin Islands in September.  The Viya team, with support from ATN and contractors, has been working around the clock to get our hurricane-damaged U.S. Virgin Islands operations back to normal, following progress on power restoration. As previously noted, while we are making major progress in the first quarter, full restoration of the wireline networks will take until mid-2018 based on recent estimates. On a consolidated basis, our profits for the quarter rebounded from the third quarter, as well as year-on-year, as we recognized the full benefit on our storm-related insurance claims and were able to reduce our group tax liabilities due to the recent U.S. tax law changes.  Those changes will benefit us moving forward and help level the competitive playing field in a number of international markets as well as freeing us up to more efficiently allocate capital to the most promising investments and operations.

“Full year 2017 results included both the positive and negative impacts of several special items, which have skewed year-on-year comparisons, but we have entered 2018 with much of our business positioned for sequential improvement into 2019.  We expect to see progressively better performance from our

International Telecom operations as we re-connect customers in the U.S. Virgin Islands and continue to grow our broadband subscriber base following fiber network expansions in other markets.

“As previously-noted, we expect our U.S. Telecom segment’s 2018 revenues to be below 2017 levels, in the range of $110 million to $120 million. Almost two-thirds of the projected decrease is related to significant asset sales, notably our Northeast wireline operation, which closed in March of 2017, and the previously-announced sale of 100 wholesale wireless sites to a carrier customer that is expected to close in early 2018. The balance is attributable to lower contractual roaming rates in our domestic wholesale business, the impact of which we expect to partially offset through lower ongoing capital expenditures and reduced operating expenses.  Looking further ahead, we see our existing domestic telecommunications properties as a relatively consistent source of cash flows to fund investments and other opportunities for growth.

“In renewable energy many of our recently completed sites have received regulatory approval and are now generating revenue.  As we head into 2018, we expect our first phase of completed solar power plants in India to generate revenue of approximately $6 to $7 million per annum.  We are in discussions with funding partners and evaluating the pace and extent of our expansion opportunities in India beyond this initial phase.

“We generated strong operating cash flow in 2017, and increased free cash flow continues to be a focus as we carefully analyze capital spending in our telecom businesses. Outside of hurricane restoration costs, we expect 2018 capital spending to be significantly lower than in the last few years, reflecting the pending completion of several major network upgrades in our international telecom segment and the alignment of domestic wholesale capital investment with current market conditions.  Tax reform will lower our effective tax rate from our historical average and will provide additional resources for investment in organic and strategic growth,” Mr. Prior noted.

Fourth Quarter and Full Year 2017 Financial Results

Fourth quarter 2017 revenues were $107.7 million, a 16% decrease from the $128.5 million reported for the fourth quarter of 2016. Revenue decreases for the quarter included approximately $17 million in reductions due to service disruptions as a result of the September 2017 hurricanes in the U.S. Virgin Islands in addition to the absence of revenue from our recently exited U.S. wireline business.  These reductions were partially offset by revenue increases in our U.S. wireless business, growth in international broadband and wireless revenues and the ramping up of revenue generation from our solar business in India.    Adjusted EBITDA(1) for the fourth quarter was $30.8 million, 7% below the prior year period, primarily associated with the foregoing revenue decreases.  Operating income for the fourth quarter was $41.5 million due in large part to the $32.6 million from the recognition of insurance benefits from the hurricanes partially offset by hurricane charges.  Operating income excluding hurricane charges and insurance recoveries(2) for the fourth quarter was $8.9 million.

Net income attributable to ATN’s stockholders for the fourth quarter was $43.5 million or $2.71 per diluted share, an increase over the prior year net income of $1.9 million or $0.12 per diluted share.  The Income Tax benefit for the quarter reflects the recent passage of the Tax Cuts and Jobs Act of 2017 and includes a $7.4 million transition tax on foreign earnings offset by an $18.4 million benefit from reduced federal rates on our deferred tax liabilities.  Net Income attributable to ATN stockholders excluding hurricane charges and insurance recoveries (2) for the fourth quarter was $11.0 million, or $0.69 per diluted share.

(1) See Table 5 for reconciliation of Net Income to Adjusted EBITDA.

(2) See Table 6 for reconciliation of Operating Income (Loss), Net Income (Loss) Attributable to ATN Stockholders and Net Income (Loss) Attributable to ATN Stockholders per share to Operating Income excluding hurricane charges and insurance recoveries, Net Income Attributable to ATN Stockholders excluding hurricane charges and insurance recoveries and Diluted Income per share Attributable to ATN Stockholders excluding hurricane charges and insurance recoveries, respectively.

Revenues for the full year 2017 were $481.2 million, a 5% increase from the $457.0 million reported for the full year 2016.  Revenue increases for this period are mostly due to the full year 2017 impact of the 2016 acquisitions in Bermuda and the U.S. Virgin Islands, partially offset by decreases in the U.S. wireless business and the 2017 sale of the U.S. wireline business.  Adjusted EBITDA(1) for the full year 2017 was $148.6 million, an increase of 1% from the prior year.  Operating income for the full year 2017 was $55.5 million compared with $49.8 million of operating income in the prior year.  Net income for the full year attributable to ATN stockholders was $31.5 million or $1.94 per diluted share, as compared to the prior year $12.1 million and $0.75 per diluted share.

Fourth Quarter 2017 Operating Highlights

The Company has three reportable segments: (i) U.S. Telecom; (ii) International Telecom; and (iii) Renewable Energy.

U.S. Telecom

U.S. Telecom revenues consist mainly of wireless revenues from our voice and data wholesale roaming operations and our smaller retail operations in the Southwestern United States, as well as enterprise and wholesale wireline revenues.  Total U.S. Telecom segment revenues were $34.8 million in the fourth quarter of 2017, an 11% decrease from the $39.0 million reported in the fourth quarter of 2016.  U.S. wireless revenues increased 4% to $32.1 million compared with $30.9 million in the prior year quarter due mostly to increased wholesale traffic.   U.S. wireline revenues decreased to $2.2 million from $7.7 million in the prior year quarter primarily as a result of the sale of our Northeastern U.S. wireline business in early March 2017. The Company ended the fourth quarter of 2017 with 1,100 domestic base stations in service compared to 1,006 at the end of 2016.

U.S. Telecom Adjusted EBITDA(1) of $16.8 million in the fourth quarter of 2017 increased 2% compared to the prior year’s $16.4 million.  The increase was mainly due to the growth in wireless revenues and reductions in wireless operating expenses.

International Telecom

International Telecom consists of a broad range of information and communications services including wireline and wireless data, internet, voice and video service revenues from our operations in Bermuda and the Caribbean including the U.S. Virgin Islands. International Telecom revenues were $66.9 million in the fourth quarter of 2017, a 21% decrease from the $84.7 million reported in the fourth quarter of 2016.  While some of the reduction in revenues is due to the sale of businesses in St. Maarten and the British Virgin Islands earlier in 2017 and despite some offsetting increases in certain markets, the bulk of the decline was due to the extensive network storm-driven service outages in the U.S. Virgin Islands.  The first quarter of 2018 will also see significantly lower revenue for this segment given the continued impacts of the hurricanes.  We expect revenue in the second quarter to recover throughout the period, though the level of damage to the Virgin Islands economy may mean it is some time before we see a return to pre-storm levels in that market.  We are carefully evaluating the scope and other aspects of our investments in network restoration in light of the situation.

International Telecom Adjusted EBITDA(1) of $16.8 million in the fourth quarter decreased 17% from $20.1 million in the prior year period.  The decrease is primarily the result of the revenue impact from service outages resulting from the hurricanes in the U.S. Virgin Islands.

Renewable Energy

Renewable Energy segment revenues are generated principally by the generation and sale of energy and solar renewable energy credits from our commercial solar projects in the United States and India.  For the fourth quarter of 2017, revenues from our renewable energy business were $5.9 million, and increased 23% from the $4.8 million in the prior year due mainly to commencement of revenue generation from newly completed solar power plants in India.  The growth in India power production revenue drove an increase in Adjusted EBITDA(1) for the Renewable Energy segment to $3.6 million in the fourth quarter, up $0.9 million from the prior year’s quarter.

Balance Sheet and Cash Flow Highlights

Cash and short-term investments at December 31, 2017 were $215.0 million.  Net cash provided by operating activities was $145.7 million for the full year of 2017, compared with $111.7 million for the full year of 2016.  The increase in net cash provided by operating activities is largely due to lower acquisition related charges and a $22.5 million funding of a pension obligation in lieu of purchase consideration paid to the seller of 2016 U.S. Virgin Islands acquisition, offset partially by changes in working capital.  During 2017, the Company used cash of $20.5 million for investments in new assets and businesses and received $22.4 million from the sales and dispositions of other business lines.  Capital expenditures for the year totaled $142.4 million.  Included in the total was $103.1 million of capital expenditures in the domestic and international telecom segments, including $13.3 million incurred for hurricane restorations, and $30.9 million for the construction of solar facilities in India. The Company expects full year 2018 capital expenditures for its domestic and international telecom businesses to be $65 million to $80 million excluding hurricane restoration costs in the U.S. Virgin Islands.  Hurricane restoration capital expenditures are expected to be between $35 million and $45 million in 2018.  We estimate capital expenditures of approximately $5 million to $7 million will be spent to finish the initial phase of India renewables construction, however continued expansion in the market is largely dependent on our ability to secure local financing and the timing and terms and conditions which are difficult to estimate at this time.

In the year ended December 31, 2017, the Company repurchased 201,932 shares of common stock totaling $10.6 million under its share repurchase program and paid $19.2 million in dividends.

Conference Call Information

ATN will host a conference call on Thursday, February 22, 2018 at 9:30 a.m. Eastern Time (ET) to discuss its fourth quarter 2017 results. The call will be hosted by Michael Prior, President and Chief Executive Officer, and Justin Benincasa, Chief Financial Officer. The dial-in numbers are US/Canada: (877) 734-4582 and International: (678) 905-9376, conference ID 1685639. A replay of the call will be available at ir.atni.com beginning at 1:00 p.m. (ET) on February 22, 2018.

About ATN

ATN International, Inc. (Nasdaq:ATNI), headquartered in Beverly, Massachusetts, provides telecommunications services to rural, niche and other under-served markets and geographies in the United States, Bermuda and the Caribbean and owns and operates solar power systems in various locations in the United States and India. Through our operating subsidiaries, we (i) provide both wireless and wireline connectivity to residential and business customers, including a range of mobile wireless solutions, high speed internet services, video services and local exchange services, (ii) provide distributed solar electric power to corporate and municipal customers and (iii) are the owner and operator of terrestrial and submarine fiber optic transport systems. For more information, please visit www.atni.com.

Cautionary Language Concerning Forward Looking Statements

This press release contains forward-looking statements relating to, among other matters, our future financial performance and results of operations; the estimated timeline for restoration of our U.S. Virgin Islands operations; our estimates of total losses due to Hurricanes Irma and Maria; the competitive environment in our key markets, demand for our services and industry trends; the pace of expansion and improvement of our telecommunications network and renewable energy operations including our level of estimated future capital expenditures and our realization of the benefits of these investments; the anticipated timing of our build schedule and the commencement of energy production of our India renewable energy projects; anticipated effects of recent U.S. tax changes; and management’s plans and strategy for the future. These forward-looking statements are based on estimates, projections, beliefs, and assumptions and are not guarantees of future events or results.  Actual future events and results could differ materially from the events and results indicated in these statements as a result of many factors, including, among others, (1)   our ability to restore our networks and services to our customers in the U.S. Virgin Islands in an efficient and timely manner; (2) our ability to execute planned network expansions and upgrades in our various markets; (3) the general performance of our operations, including operating margins, revenues, capital expenditures, and the future growth and retention of our major customers and subscriber base and consumer demand for solar power; (4) government regulation of our businesses, which may impact our FCC and other telecommunications licenses or our renewables business; (5) economic, political and other risks facing our operations; (6) our ability to maintain favorable roaming arrangements and satisfy the needs and demands of our major wireless customers; (7) our ability to efficiently and cost-effectively upgrade our networks and IT platforms to address  rapid and significant technological changes in the telecommunications industry; (8) the loss of or an inability to recruit skilled personnel in our various jurisdictions, including key members of management; (9) our ability to find investment or acquisition or disposition opportunities that fit the strategic goals of the Company; (10) increased competition; (11) our ability to expand our renewable energy business; (12) our reliance on a limited number of key suppliers and vendors for timely supply of equipment and services relating to our network infrastructure; (13) the adequacy and expansion capabilities of our network capacity and customer service system to support our customer growth; (14) the occurrence of weather events and natural catastrophes; (15) our continued access to capital and credit markets; (16) the risk of currency fluctuation for those markets in which we operate and (17) our ability to realize the value that we believe exists in our businesses.  These and other additional factors that may cause actual future events and results to differ materially from the events and results indicated in the forward-looking statements above are set forth more fully under Item 1A “Risk Factors” of the Company’s Annual Report on Form 10-K for the year ended December 31, 2016, filed with the SEC on March 1, 2017 and the other reports we file from time to time with the SEC.  The Company undertakes no obligation and has no intention to update these forward-looking statements to reflect actual results, changes in assumptions or changes in other factors that may affect such forward-looking statements.

Use of Non-GAAP Financial Measures

In addition to financial measures prepared in accordance with generally accepted accounting principles (GAAP), this press release also contains non-GAAP financial measures. Specifically, ATN has presented the following measures:  Adjusted EBITDA; Operating Income excluding hurricane charges and insurance recoveries; Net income (loss) attributable to ATN’s stockholders excluding hurricane charges and insurance recoveries and; Net income (loss) per share attributable to ATN stockholders excluding hurricane charges and insurance recoveries.  Adjusted EBITDA is defined as net income attributable to ATN stockholders before bargain purchase gain, impairment of long-lived assets, restructuring charges, interest, taxes, depreciation and amortization, transaction-related charges, other income or expense, loss on damaged assets and other hurricane charges, net of insurance recovery and net income attributable to non-controlling interests.  Operating Income excluding hurricane charges and insurance recoveries is defined as Operating Income (Loss) adjusted for loss on damaged assets and other hurricane related charges, net of insurance recovery.  Net income (loss) attributable to ATN stockholders excluding hurricane charges and insurance recoveries is defined as Net income (loss) attributable to ATN stockholders adjusted for loss on damaged assets and other hurricane related charges net of insurance recovery.  Net income (loss) per share attributable to ATN stockholders excluding hurricane charges and insurance recoveries is defined as net income (loss) per share attributable to ATN stockholders adjusted for loss on damaged assets and other hurricane related charges, net of insurance recovery.  The Company believes that the inclusion of these non-GAAP financial measures helps investors gain a meaningful understanding of the Company’s core operating results and enhances comparing such performance with prior periods. ATN’s management uses these non-GAAP measures, in addition to GAAP financial measures, as the basis for measuring our core operating performance and comparing such performance to that of prior periods. The non-GAAP financial measures included in this press release are not meant to be considered superior to or a substitute for results of operations prepared in accordance with GAAP. Reconciliations of these non-GAAP financial measures used in this press release to the most directly comparable GAAP financial measure is set forth in the text of, and the accompanying tables to, this press release.

Table 1

ATN International, Inc.

Unaudited Condensed Consolidated Balance Sheets

(in Thousands)

	December 31,	December 31,
	2017	2016
Assets:
Cash and cash equivalents	$207,956	$269,721
Restricted cash	833	524
Short-term investments	7,076	9,237
Other current assets	127,062	87,887

Total current assets	342,927	367,369

Long-term restricted cash	11,101	18,113
Property, plant and equipment, net	643,146	647,712
Goodwill and other intangible assets, net	171,657	126,193
Other assets	35,580	38,831

Total assets	$1,204,411	$1,198,218

Liabilities and Stockholders’ Equity:
Current portion of long-term debt	$10,919	$12,440
Taxes payable	7,126	13,531
Other current liabilities	144,035	124,134

Total current liabilities	162,080	150,105

Long-term debt, net of current portion	$144,873	$144,383
Deferred income taxes	30,162	46,622
Other long-term liabilities	37,073	47,939

Total long-term liabilities	212,108	238,944

Total liabilities	374,188	389,049

Total ATN International, Inc.’s stockholders’ equity	688,727	677,055
Non-controlling interests	141,496	132,114

Total equity	830,223	809,169

Total liabilities and stockholders’ equity	$1,204,411	$1,198,218

Table 2

ATN International, Inc.

Unaudited Condensed Consolidated Statements of Operations

(in Thousands, Except per Share Data)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2017	2016	2017	2016
Revenues:
Wireless	$54,096	$51,498	$222,040	$228,798
Wireline	44,195	65,777	225,763	188,019
Renewable energy	5,702	4,672	20,467	21,608
Equipment and other	3,709	6,585	12,923	18,578
Total revenue	107,702	128,532	481,193	457,003

Operating expenses:
Termination and access fees	21,761	33,618	107,520	111,491
Engineering and operations	16,733	19,793	74,614	60,414
Sales, marketing and customer service	9,008	8,439	35,184	30,253
Equipment expense	4,385	4,200	13,104	14,951
General and administrative	24,997	29,381	102,134	91,905
Transaction-related charges	123	123	1,009	16,279
Restructuring charges	1,169	—	1,169	1,785
Depreciation and amortization	21,028	23,067	86,934	75,980
Impairment of long-lived assets	—	—	—	11,425
Bargain purchase gain	—	—	—	(7,304)
(Gain) loss on sale of assets	(412)	—	101	27
Loss on damaged assets and other hurricane related charges, net of insurance recovery	(32,610)	—	3,956	—
Total operating expenses	66,182	118,621	425,725	407,206

Operating income	41,520	9,911	55,468	49,797

Other income (expense):
Interest expense, net	(1,920)	(1,377)	(7,225)	(4,123)
Loss on deconsolidation of subsidiary	—	—	(529)	—
Other income (expense)	1,590	(944)	(161)	(300)
Other expense, net	(330)	(2,321)	(7,915)	(4,423)

Income before income taxes	41,190	7,590	47,553	45,374
Income tax expense (benefit)	(6,180)	3,982	(1,341)	21,160

Net Income	47,370	3,608	48,894	24,214

Net income attributable to non-controlling interests, net	(3,871)	(1,713)	(17,406)	(12,113)

Net Income attributable to ATN International, Inc. stockholders	$43,499	$1,895	$31,488	$12,101

Basic net income per weighted average share attributable to ATN International, Inc. stockholders:

Net Income	$2.71	$0.12	$1.95	$0.75

Diluted net income per weighted average share attributable to ATN International, Inc. stockholders:

Net Income	$2.71	$0.12	$1.94	$0.75

Weighted average common shares outstanding:
Basic	16,023	16,139	16,138	16,131
Diluted	16,073	16,223	16,210	16,227

Table 3

ATN International, Inc.

Unaudited Condensed Consolidated Cash Flow Statement

(in Thousands)

	Year Ended December 31,
	2017	2016

Net income	$48,894	$24,214
Depreciation and amortization	86,934	75,980
Stock-based compensation	6,984	6,410
Hurricane insurance recovery	(34,606)	—
Loss on damaged assets from hurricanes	35,443	—
Equity in earnings	2,033	—
Bargain purchase gain	—	(7,304)
Impairment of long-lived assets	—	11,425
Deferred income taxes	(14,216)	(5,636)
Pension funding required by Innovative acquisition	—	(22,494)
Change in prepaid and accrued income taxes	322	21,547
Change in other operating assets and liabilities	10,259	3,962
Other non-cash activity	3,678	3,552

Net cash provided by operating activities	145,725	111,656

Capital expenditures	(142,371)	(124,282)
Acquisition of businesses, net of acquired cash of $0 and $12.6 million	(20,470)	(146,395)
Sale of business, net of transferred cash of $2.1 million	22,381	—
Purchases of spectrum licenses and other intangible assets, including deposits	(36,832)	(10,860)
Acquisition of non-controlling interest in subsidiary	—	(7,045)
Purchase of marketable securities	—	(2,000)
Purchase of short-term investments	—	(7,422)
Proceeds from sale of investments	3,797	1,424
Change in restricted cash	6,702	(12,108)

Net cash used in investing activities	(166,793)	(308,688)

Dividends paid on common stock	(19,227)	(20,965)
Distributions to non-controlling interests	(6,858)	(8,632)
Principal repayments of term loan	(9,355)	(33,564)
Proceeds from new borrowings	8,571	125,800
Purchases of common stock	(12,855)	(4,114)
Investments made by minority shareholders in consolidated affiliates	122	22,409
Other	(1,321)	(5,600)

Net cash provided by (used in) financing activities	(40,923)	75,334

Effect of foreign currency exchange rates on cash and cash equivalents	226	(626)

Net change in cash and cash equivalents	(61,765)	(122,324)

Cash and cash equivalents, beginning of period	269,721	392,045

Cash and cash equivalents, end of period	$207,956	$269,721

Table 4

ATN International, Inc.

Selected Segment Financial Information

(In Thousands)

For the three months ended December 31, 2017 is as follows:

	U.S. Telecom	International Telecom	Renewable Energy	Corporate and Other *	Total

Statement of Operations Data:
Revenue
Wireless	$32,138	$21,958	$—	$—	$54,096
Wireline	2,213	41,982	—	—	44,195
Renewable Energy	—	—	5,702	—	5,702
Equipment and Other	493	2,991	225	—	3,709
Total Revenue	$34,844	$66,931	$5,927	$—	$107,702

Operating Income (Loss)	$10,798	$36,356	$1,910	$(7,544)	$41,520
Non-controlling interest ( net income or (loss) )	$(1,679)	$(1,902)	$(290)	$—	$(3,871)

Non GAAP measure:
Adjusted EBITDA	$16,793	$16,788	$3,637	$(6,400)	$30,818

Balance Sheet Data (at December 31, 2017):
Cash, cash equivalents and investments	$19,585	$110,702	$8,120	$76,625	$215,032
Total current assets	40,975	190,385	18,060	93,507	342,927
Fixed assets, net	99,462	367,484	158,447	17,753	643,146
Total assets	200,142	629,006	192,407	182,856	1,204,411
Total current liabilities	41,248	91,887	14,754	14,191	162,080
Total debt	—	94,577	61,215	—	155,792

ATN International, Inc.

Selected Segment Financial Information

(In Thousands)

For the three months ended December 31, 2016 is as follows:

	U.S. Telecom	International Telecom	Renewable Energy	Corporate and Other *	Total

Statement of Operations Data:
Revenue
Wireless	$30,859	$20,639	$—	$—	$51,498
Wireline	7,655	58,122	—	—	65,777
Renewable Energy	—	—	4,672	—	4,672
Equipment and Other	510	5,941	134	—	6,585
Total Revenue	$39,024	$84,702	$4,806	$—	$128,532

Operating Income (Loss)	$9,485	$7,010	$488	$(7,072)	$9,911
Non-controlling interest ( net income or (loss) )	$(946)	$(478)	$(289)	$—	$(1,713)

Non GAAP measure:
Adjusted EBITDA	$16,446	$20,126	$2,762	$(6,233)	$33,101

Balance Sheet Data (at December 31, 2016):
Cash, cash equivalents and investments	$22,235	$97,681	$27,378	$131,664	$278,958
Total current assets	50,983	143,201	37,440	135,745	367,369
Fixed assets, net	129,274	372,741	130,268	15,429	647,712
Total assets	240,006	597,454	190,253	170,505	1,198,218
Total current liabilities	23,162	95,502	12,603	18,838	150,105
Total debt	—	91,316	65,507	—	156,823

*  Corporate and Other refer to corporate overhead expenses and consolidating adjustments

ATN International, Inc.

Selected Segment Financial Information

(In Thousands)

For the year ended December 31, 2017 is as follows:

	U.S. Telecom	International Telecom	Renewable Energy	Corporate and Other *	Total

Statement of Operations Data:
Revenue
Wireless	$140,636	$81,404	$—	$—	$222,040
Wireline	12,656	213,107	—	—	225,763
Renewable Energy	—	—	20,467	—	20,467
Equipment and Other	2,432	10,092	399	—	12,923
Total Revenue	$155,724	$304,603	$20,866	$—	$481,193

Operating Income (Loss)	$55,317	$28,468	$5,179	$(33,496)	$55,468

Non-controlling interest ( net income or (loss) )	$(7,100)	$(9,178)	$(1,128)	$—	$(17,406)

Non GAAP measure:
Adjusted EBITDA	$81,049	$83,856	$11,847	$(28,115)	$148,637

Statement of Cash Flow Data:
Capital expenditures	$22,230	$80,912	$32,728	$6,501	$142,371

ATN International, Inc.

Selected Segment Financial Information

(In Thousands)

For the year ended December 31, 2016 is as follows:

	U.S. Telecom	International Telecom	Renewable Energy	Corporate and Other *	Total

Statement of Operations Data:
Revenue
Wireless	$148,053	$80,745	$—	$—	$228,798
Wireline	26,448	161,571	—	—	188,019
Renewable Energy	—	—	21,608	—	21,608
Equipment and Other	2,225	15,960	393	—	18,578
Total Revenue	$176,726	$258,276	$22,001	$—	$457,003

Operating Income (Loss)	$49,078	$35,436	$(246)	$(34,471)	$49,797

Non-controlling interest ( net income or (loss) )	$(5,834)	$(4,389)	$(1,890)	$—	$(12,113)

Non GAAP measure:
Adjusted EBITDA	$84,625	$74,358	$14,885	$(25,880)	$147,988

Statement of Cash Flow Data:
Capital expenditures	$31,983	$62,808	$22,615	$6,876	$124,282

*  Corporate and Other refer to corporate overhead expenses and consolidating adjustments

ATN International, Inc.

Selected Segment Operational Data

	Quarter ended
	December 31,	March 31,	June 30,	September 30,	December 31,
	2016 *	2017 *	2017 *	2017 *	2017

U.S. Telecom Operational Data:
Wireless - Total Domestic Base Stations	1,006	1,019	1,041	1,061	1,100

International Telecom Operational Data:
Wireline - Voice / Access lines	179,700	176,900	174,600	172,300	171,200
Wireline - Data Subscribers	97,400	99,900	101,700	102,400	104,900
Wireline - Video Subscribers	48,600	47,900	47,200	46,700	45,700
Wireless - Subscribers	304,700	302,900	302,900	302,000	307,200

* Adjusted subscriber counts for the sales of St Maarten and British Virgin Islands, and the transfer of ownership of Aruba business

Table 5

ATN International, Inc.

Reconciliation of Non-GAAP Measures

(In Thousands)

Reconciliation of Net Income to Adjusted EBITDA for the Three Months Ended December 31, 2017 and 2016

Three Months Ended December 31, 2017

	U.S. Telecom	International Telecom	Renewable Energy	Corporate and Other *	Total

Net Income attributable to ATN International, Inc. stockholders					$43,499
Net income attributable to non-controlling interests, net of tax					3,871
Income tax benefit					(6,180)
Other (income) expense, net					(1,590)
Interest expense, net					1,920
Operating income	$10,798	$36,356	$1,910	$(7,544)	$41,520
Depreciation and amortization	6,502	11,669	1,727	1,130	21,028
(Gain) loss on sale of assets	(507)	95	—	—	(412)
Loss on damaged assets and other hurricane related charges, net of insurance recovery	—	(32,610)	—	—	(32,610)
Restructuring charges	—	1,169	—	—	1,169
Transaction-related charges	—	109	—	14	123
Adjusted EBITDA	$16,793	$16,788	$3,637	$(6,400)	$30,818

Three Months Ended December 31, 2016

	U.S. Telecom	International Telecom	Renewable Energy	Corporate and Other *	Total

Net Income attributable to ATN International, Inc. stockholders					$1,895
Net income attributable to non-controlling interests, net of tax					1,713
Income tax expense					3,982
Other (income) expense, net					944
Interest expense, net					1,377
Operating income	$9,485	$7,010	$488	$(7,072)	$9,911
Depreciation and amortization	6,961	13,116	1,345	1,645	23,067
Transaction-related charges	—	—	929	(806)	123
Adjusted EBITDA	$16,446	$20,126	$2,762	$(6,233)	$33,101

*  Corporate and Other refer to corporate overhead expenses and consolidating adjustments

Reconciliation of Net Income to Adjusted EBITDA for the Year Ended December 31, 2017 and 2016

Year Ended December 31, 2017

	U.S. Telecom	International Telecom	Renewable Energy	Corporate and Other *	Total

Net Income attributable to ATN International, Inc. stockholders					$31,488
Net income attributable to non-controlling interests, net of tax					17,406
Income tax benefit					(1,341)
Loss on deconsolidation of subsidiary					529
Other expense, net					161
Interest expense, net					7,225
Operating income	$55,317	$28,468	$5,179	$(33,496)	$55,468
Depreciation and amortization	25,601	50,007	6,668	4,658	86,934
(Gain) loss on sale of assets	131	(30)	—	—	101
Loss on damaged assets and other hurricane related charges, net of insurance recovery	—	3,956	—	—	3,956
Restructuring charges	—	1,169	—	—	1,169
Transaction-related charges	—	286	—	723	1,009
Adjusted EBITDA	$81,049	$83,856	$11,847	$(28,115)	$148,637

Year Ended December 31, 2016

	U.S. Telecom	International Telecom	Renewable Energy	Corporate and Other *	Total

Net Income attributable to ATN International, Inc. stockholders					$12,101
Net income attributable to non-controlling interests, net of tax					12,113
Income tax expense					21,160
Other expense, net					300
Interest expense, net					4,123
Operating income	$49,078	$35,436	$(246)	$(34,471)	$49,797
Depreciation and amortization	24,471	40,492	4,987	6,030	75,980
Impairment of long-lived asset	11,076	349	—	—	11,425
Bargain purchase gain	—	(7,304)	—	—	(7,304)
(Gain) loss on sale of assets	—	27	—	—	27
Restructuring charges	—	1,785	—	—	1,785
Transaction-related charges	—	3,573	10,144	2,561	16,278
Adjusted EBITDA	$84,625	$74,358	$14,885	$(25,880)	$147,988

*  Corporate and Other refer to corporate overhead expenses and consolidating adjustments

Table 6

ATN International, Inc.

(In Thousands)

Reconciliation of GAAP measures to Non-GAAP measures

Reconciliation of Operating Income (Loss) to Operating Income excluding hurricane charges and insurance recoveries, Net Income (Loss) attributable to ATN stockholders to Net Income (Loss) attributable to ATN stockholders excluding hurricane charges and insurance recoveries and Net Income (Loss) per share attributable to ATN stockholders to Net Income (Loss) per share attributable to ATN stockholders excluding hurricane charges and insurance recoveries

For the Three Months Ended December 31, 2017 is as follows:

	Operating Income (Loss)	Net Income (Loss) Attributable to ATN Stockholders	Net Income (Loss) per share Attributable to ATN Stockholders

GAAP - As reported	$41,520	$43,499	$2.71
Adjust for: Loss on damaged assets and other hurricane related charges, net of insurance recovery	(32,610)	(32,610)	(2.03)
Tax effect	—	69	0.00

Non-GAAP	$8,910	$10,958	$0.69

For the Year Ended December 31, 2017 is as follows:

	Operating Income (Loss)	Net Income (Loss) Attributable to ATN Stockholders	Net Income (Loss) per share Attributable to ATN Stockholders

GAAP - As reported	$55,468	$31,488	$1.94
Adjust for: Loss on damaged assets and other hurricane related charges, net of insurance recovery	3,956	3,956	0.24
Tax effect	—	—	—

Non-GAAP	$59,424	$35,444	$2.18